Exhibit 99.1

Zura Bio Reports First Quarter 2025 Financial Results and Recent Corporate Updates

•	Advanced the Phase 2 TibuSURE clinical trial evaluating tibulizumab in adults with systemic sclerosis (SSc)
•	Continued preparations for the planned Phase 2 trial evaluating tibulizumab in adults with hidradenitis suppurativa (HS), expected to initiate in Q2 2025
•	Strengthened the team with a strategic appointment to support clinical execution and organizational growth
•	$170.6 million in cash and cash equivalents with cash runway anticipated through 2027

HENDERSON, Nev. – (BUSINESS WIRE) – May 8, 2025 – Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio” or the “Company”), a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for a range of autoimmune and inflammatory diseases, today reported financial results for the first quarter ended March 31, 2025, and provided recent corporate updates.

“The first quarter of 2025 reflected steady progress across our clinical and operational priorities,” said Robert Lisicki, Chief Executive Officer of Zura Bio. “We continued advancing trial efforts for our Phase 2 TibuSURE trial for adults with SSc, and progressed preparations for the initiation of a second Phase 2 study in HS. Recent additions to our clinical team have further strengthened our ability to grow and execute with care. We believe we are well-positioned to move our programs forward thoughtfully and purposefully.”

PIPELINE HIGHLIGHTS AND UPCOMING ANTICIPATED MILESTONES

Tibulizumab

Systemic sclerosis

In the first quarter of 2025, Zura Bio continued to advance its ongoing Phase 2 TibuSURE trial evaluating tibulizumab in adults with SSc.

Hidradenitis suppurativa

In the first quarter of 2025, Zura Bio received clearance from the U.S. Food and Drug Administration for its Investigational New Drug application for HS, supporting the planned initiation of its Phase 2 clinical trial in adults with HS in the second quarter of 2025.

Crebankitug

Zura Bio continues to explore the potential of crebankitug in immune-mediated diseases where dual inhibition of interleukin-7 (IL-7) and thymic stromal lymphopoietin (TSLP) may offer clinical benefits with commercial potential. The Company is conducting translational research and engaging with academic collaborators to inform future development decisions.

Torudokimab

Zura Bio is evaluating the potential role of torudokimab in inflammatory and respiratory diseases and monitoring external clinical data in areas such as asthma and chronic obstructive pulmonary disease to inform its development strategy.

CORPORATE HIGHLIGHTS

In the first quarter, Zura Bio appointed Kate Dingwall as Senior Vice President of Development Operations. Ms. Dingwall brings extensive experience in patient-centered trial design, recruitment strategies, and clinical optimization and is expected to help advance the Company’s pipeline and lead execution across current and future clinical programs.

FIRST QUARTER 2025 FINANCIAL RESULTS

Cash Position

As of March 31, 2025, Zura Bio had cash and cash equivalents of $170.6 million. Zura Bio anticipates that its existing cash and cash equivalents should be sufficient to support operations as currently planned through 2027.

Research and Development (R&D) Expenses

R&D expenses for the first quarter of 2025 were $10.5 million, compared to $3.6 million for the first quarter of 2024. The increase was primarily driven by increases of $3.7 million for contract research organization (CRO) costs and $2.1 million for manufacturing costs for our product candidates, as well as $0.6 million for cash and non-cash compensation costs for personnel in research and development functions as we advance our Phase 2 clinical trials evaluating tibulizumab in SSc and HS.

General and Administrative (G&A) Expenses

G&A expenses for the first quarter of 2025 were $8.8 million, compared to $4.8 million for the first quarter of 2024. The increase was primarily due to a $2.6 million increase in cash and non-cash compensation costs for personnel in executive and administrative functions and our board of directors, as well as a $1.2 million increase in professional fees to support our growing organization as we advance our Phase 2 clinical trials evaluating tibulizumab in SSc and HS.

Net Loss

Net loss for the first quarter of 2025 was $17.4 million, or $0.19 per share, compared to $7.7 million, or $0.02 per share, for the same period in 2024.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel antibodies for autoimmune and inflammatory diseases. The Company’s pipeline includes dual-pathway product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura Bio’s lead product candidate, tibulizumab (ZB-106), is currently being evaluated in TibuSURE, a Phase 2 clinical trial in adults with systemic sclerosis. It is also expected to enter a separate Phase 2 clinical trial in adults with hidradenitis suppurativa in the second quarter of 2025. Additional product candidates, crebankitug (ZB-168) and torudokimab (ZB-880), have completed

Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem,” “seek,” “outlook,” “goal,” “mission,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements in this release include, but are not limited to, statements regarding: Zura Bio’s forecasts, including with respect to its cash resources; Zura Bio’s expectations regarding funding, operating and working capital expenditures, business strategies and objectives; expectations with respect to Zura Bio’s development program, including its product candidates and the potential clinical benefits and commercial potential thereof, data readouts, regulatory matters, clinical trials and the design and timing thereof; expectations with respect to development programs, data readouts and product candidates of other parties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events are difficult or impossible to predict and could differ materially from those expressed or implied in such forward-looking statements, as a result of these risks and uncertainties, which include, but are not limited to: Zura Bio’s expectations regarding its product candidates and their related clinical benefits, and Zura Bio’s beliefs regarding competing product candidates and products both in development and approved, may not be achieved; Zura Bio's vision and strategy may not be successful; the timing of key events and initiation of Zura Bio's studies, regulatory matters and release of clinical data may take longer than anticipated or may not be achieved at all; the potential general acceptability and maintenance of Zura Bio's product candidates by regulatory authorities, payors, physicians, and patients may not be achieved; Zura Bio's ability to attract and retain key personnel; Zura Bio's expectations with respect to its future operating expenses, capital requirements and needs for additional financing may not be achieved; Zura Bio has not completed any clinical trials, and has no products approved for commercial sale; Zura Bio has incurred significant losses since inception, and expects to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future; Zura Bio requires substantial additional capital to finance its operations, and if it is unable to raise such capital when needed or on acceptable terms, Zura Bio may be forced to delay, reduce, and/or eliminate one or more of its development programs or future commercialization efforts; Zura Bio may be unable to renew existing contracts or enter into new contracts; Zura Bio relies on third-party contract development manufacturing organizations for the manufacture of clinical materials; Zura Bio relies on contract research organizations, clinical trial sites, and other third parties to conduct of its preclinical studies and clinical trials; Zura Bio may be unable to obtain regulatory approval for its product candidates, and there may be related restrictions or limitations of any approved products; Zura Bio may be unable to successfully respond to general economic and geopolitical conditions; Zura Bio may be unable to effectively manage growth; Zura Bio faces competitive pressures from other companies worldwide; Zura Bio may be unable to adequately protect its intellectual property rights; and other factors set forth in documents filed, or to be filed by Zura Bio, with the Securities and Exchange Commission (SEC), including the risks and uncertainties described in the “Risk Factors” section of Zura Bio's Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, and other filings with the SEC. These risks and uncertainties may be amplified by health epidemics or other unanticipated global disruption events, including the conflict between Russia and Ukraine and the Israel-Hamas war and sanctions related thereto, international trade policies, including tariffs, inflation, increased interest rates, uncertain global credit and capital markets and disruptions in banking systems, which may continue to cause economic uncertainty. Zura Bio cautions that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Zura Bio gives no assurance that it will achieve its expectations. Zura Bio does not undertake or accept any obligation to update any forward-looking statements, except as required by law.

ZURA BIO LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$170,569	$176,498
Prepaid expenses and other current assets	1,123	2,246
Total current assets	171,692	178,744
Property and equipment, net	106	91
Other assets	698	698
Total assets	$172,496	$179,533

Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Accounts payable and accrued expenses	$21,092	$19,514
Total current liabilities	21,092	19,514
Total liabilities	21,092	19,514

Commitments and contingencies

Redeemable noncontrolling interest	11,663	11,663

Shareholders’ Equity
Preferred shares, $0.0001 par value, 1,000,000 authorized as of March 31, 2025 and December 31, 2024; no shares issued and outstanding as of March 31 2025 and December 31, 2024	-	-
Class A Ordinary Shares, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 68,374,998 and 65,297,530 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	7	7
Additional paid-in capital	311,532	302,705
Accumulated deficit	(173,339)	(155,897)
Total Zura Bio Limited shareholders' equity	138,200	146,815
Noncontrolling interest	1,541	1,541
Total shareholders’ equity	139,741	148,356
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$172,496	$179,533

ZURA BIO LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

unaudited

	For the Three Months Ended March 31
	2025	2024
Operating expenses:
Research and development	$10,474	$3,593
General and administrative	8,780	4,786
Total operating expenses	19,254	8,379
Loss from operations	(19,254)	(8,379)
Other (income)/expense, net
Interest income	(1,817)	(1,215)
Change in fair value of private placement warrants	-	606
Other expense (income), net	5	(23)
Total other income, net	(1,812)	(632)
Loss before income taxes	(17,442)	(7,747)
Income tax benefit	-	-
Net loss	(17,442)	(7,747)
Adjustment of redeemable noncontrolling interest from redemption value to carrying value	-	7,017
Net loss attributable to Class A Ordinary Shareholders of Zura	$(17,442)	$(730)
Net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	$(0.19)	$(0.02)
Weighted-average Class A Ordinary Shares used in computing net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	92,964,048	46,914,542

CONTACTS

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com